Exhibit 99

Release Date:	Further Information:

IMMEDIATE RELEASE	David J. Bursic
October 28, 2016	President and CEO
Phone: 412/364-1913

WVS FINANCIAL CORP. ANNOUNCES INCREASED NET INCOME AND EARNINGS PER SHARE FOR THE THREE MONTHS ENDED SEPTEMBER 2016

Pittsburgh, PA — WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $398 thousand or $0.21 per diluted share, for the three months ended September 30, 2016 as compared to $311 thousand or $0.16 per diluted share for the same period in 2015. The $87 thousand increase in net income during the three months ended September 30, 2016 was primarily attributable to a $78 thousand increase in net interest income, a $9 thousand decrease in non-interest expense, a $6 thousand decrease in income tax expense, and a $3 thousand decrease in the provision for loan losses, which were partially offset by a $9 thousand decrease in non-interest income. The increase in net interest income during the three months ended September 30, 2016 was attributable to a $140 thousand increase in interest income, which was partially offset by a $62 thousand increase in interest expense. The increase in interest income for the quarter ended September 30, 2016 was primarily attributable to higher average balances of loans outstanding and investment securities, which were partially offset by lower average balances of U.S. Government agency mortgage-backed securities, and lower yields earned on the Company’s investment, mortgage-backed securities, and loan portfolios, when compared to the same period in 2015. The higher average balances of loans outstanding was attributable to increased loan originations in excess of repayments, while the increase in the average balance of investment securities was the result of a reallocation of funds into the Company’s investment portfolio from repayments on the Company’s U.S. Government agency mortgage-backed securities sector. The increase in interest expense was primarily attributable to higher rates paid on FHLB long-term variable-rate advances and FHLB short-term advances, and higher average balances of FHLB short-term advances, which were partially offset by lower average balances and lower average rates paid on time deposits, when compared to the same period in 2015. The decrease in non-interest expense was primarily attributable to decreases in legal expenses associated with past due loans in the three months ended September 30, 2016 when compared to the same period in 2015. The decrease in non-interest income was primarily attributable to lower transaction account service charges and automated teller machine fee income for the quarter ended September 30, 2016, when compared to the same period in 2015. The decrease in income tax expense for the three months ended September 30, 2016 was primarily due to lower levels of taxable income, when compared to the same period in 2015. The decrease in the provision for loan losses was primarily attributable to lower average volumes of loans within the commercial loan segment in the Company’s loan portfolio.

WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania. In January 2009, West View Savings Bank began its second century of service to our communities. The Bank wishes to thank our customers and host communities for allowing us to be their full service bank.

–TABLES ATTACHED–

# # #

WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands except per share data)

	September 30, 2016 (Unaudited)	June 30, 2016 (Unaudited)
Total assets	$335,056	$335,723
Cash and Cash Equivalents	3,671	2,343
Certificates of Deposits	7,885	350
Investment securities available-for-sale	99,345	107,676
Investment securities held-to-maturity	8,686	9,523
Mortgage-backed securities held-to-maturity	134,407	137,416
Net loans receivable	67,418	64,673
Deposits	142,475	141,278
FHLB advances: long-term, fixed-rate	10,000	10,000
FHLB advances: long-term, variable-rate	6,109	6,109
FHLB advances: short-term	141,638	144,027
Equity	33,012	33,085
Book value per share – Common Equity	16.44	16.22
Book value per share – Tier I Equity	16.57	16.34
Annualized Return on average assets	0.47%	0.40%
Annualized Return on average equity	4.82%	4.09%
Tier I leverage ratio	9.81%	9.95%

WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED OPERATING DATA

(In thousands except per share data)

	Three Months Ended September 30, (Unaudited)
	2016	2015
Interest income	$1,777	$1,637
Interest expense	373	311

Net interest income	1,404	1,326
Provision for loan losses	16	19

Net interest income after provision for loan losses	1,388	1,307
Non-interest income	130	139
Non-interest expense	934	943

Income before income tax expense	584	503
Income taxes	186	192

NET INCOME	$398	$311

EARNINGS PER SHARE:
Basic	$0.21	$0.16
Diluted	$0.21	$0.16
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	1,876,160	1,909,262
Diluted	1,876,160	1,909,262